EXHIBIT 4.01

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of December 7, 2005 by and between Flextronics International Ltd., a Singapore company (“Flextronics”), and Morgenthaler Venture Partners V, L.P., a Delaware limited partnership (“Morgenthaler V”), and Morgenthaler Partners VII, L.P., a Delaware limited partnership (“Morgenthaler VII”) (each a “Former Holder” and collectively, the “Former Holders”).

RECITALS

WHEREAS, pursuant to the terms of that certain Agreement, dated as of December 7, 2005, by and among Flextronics and the Former Holders, Flextronics desires to grant registration rights to the Former Holders as contained herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Definitions and References.

For purposes of this Agreement, in addition to the definitions set forth elsewhere herein, the following terms shall have the following respective meanings:

“Affiliate” of a Former Holder shall mean a person who controls, is controlled by or is under common control with such Former Holder, or the spouse or children (or a trust exclusively for the benefit of a spouse and/or children) of such Former Holder.

“Issuer Shares” shall mean that number of Ordinary shares of Flextronics issued to Former Holders pursuant to the Agreement.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the United States Securities Act of 1933, as amended (the “1933 Act”), and the declaration or ordering of effectiveness of such Registration Statement or document by the United States Securities and Exchange Commission (the “SEC”).

“Registrable Stock” shall mean (a) the Issuer Shares; and (b) any Issuer Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Issuer Shares. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (x) a Registration Statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective Registration Statement, or (y) such Registrable Stock is sold by a person in a transaction that is exempt from registration pursuant to Rule 144 under the 1933 Act or a transaction in which the Former Holders’ rights under this Agreement are not assigned. In addition, the Registrable Stock held by any Former Holder shall cease to be Registrable Stock on such date on which all of the Registrable Stock held by such Former Holder can be sold within a period of three months pursuant to Rule 144 promulgated under the 1933 Act (or any similar provision then in force).

2. “Shelf” Registration. As soon as practicable following the Closing Date, Flextronics shall file with the SEC a “shelf” registration statement on a continuous or delayed basis pursuant to Rule 415(a)(1) under the 1933 Act (the “Registration Statement”) for the public resale by the Former Holders of the Registrable Stock. The plan of distribution indicated in the Registration Statement will include all such transactions as the Former Holders may reasonably request in writing prior to the filing of the Registration Statement and that can be included in the Registration Statement under the rules and regulations of the SEC. Flextronics shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as possible after the filing thereof, and shall use all reasonable efforts to keep the Registration Statement continuously effective under the 1933 Act until the earlier of (a) the date which is two (2) years after the date hereof and (b) the date when all Registrable Stock covered by such Registration Statement has been sold or may be sold within a period of three (3) months pursuant to Rule 144 promulgated under the 1933 Act (or any similar provision then in force). The Former Holders will only offer and sell Registrable Stock in a transaction that is covered by the plan of distribution indicated in the Registration Statement or is exempt from registration under the 1933 Act.

3. Obligations of Flextronics. Flextronics shall:

(a) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Stock covered by the Registration Statement for the period required to effect the distribution of the Registrable Stock as set forth in Section 2;

(b) use all reasonable efforts to register or qualify the Registrable Stock covered by the Registration Statement under the securities or Blue Sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably requested by the Former Holders for the distribution of the Registrable Stock covered by the Registration Statement; provided, however, that Flextronics shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (b) be obligated to do so; and provided, further, that Flextronics shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that the Former Holders submit any of his or her Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless the Former Holders agree to do so; and

(c) promptly notify the Former Holders at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and, at the request of any Former Holder, promptly prepare and furnish to such Former Holder a reasonable number of copies of a supplement to or an amendment of such prospectus, or a revised prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, that in the event of a material development or transaction affecting Flextronics that has not yet been publicly disclosed, if Flextronics shall determine in good faith that it would be adversely affected by such disclosure, Flextronics may so notify the Former Holders (such notice being referred to herein as a “Deferral Notice”) and shall thereafter be entitled to defer preparing and furnishing such supplement or amendment until such time as it would not be so adversely affected, at which time it shall so notify the Former Holders and shall prepare and furnish to the Former Holders any such supplement or amendment as may then be required. Following receipt of any supplement or amendment to any prospectus, the Former Holders shall deliver such amended, supplemental or revised prospectus in connection with any offers or sales of Registrable Stock, and shall not deliver or use any prospectus not so amended, supplemented or revised. Following receipt of a Deferral Notice, the Former Holders shall not make any further sales of Registrable Stock pursuant to the Registration Statement until the Former Holders receive such notice, and any such amendment or supplement, from Flextronics.

4. Furnish Information. It shall be a condition precedent to the obligations of Flextronics to take any action pursuant to this Agreement that each Former Holder shall furnish to Flextronics such information regarding itself, the Registrable Stock held by it, and the intended method of disposition of such securities as Flextronics shall reasonably request and as shall be required in connection with the actions to be taken by Flextronics hereunder.

5. Expenses. All expenses incurred in connection with the registration pursuant to this Agreement, excluding underwriters’ or brokers’ discounts and commissions, but including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, and the fees and disbursements of counsel for Flextronics, shall be paid by Flextronics. Each Former Holder shall bear and pay the underwriting discounts and commissions and brokerage fees applicable to securities offered for his or her account in connection with any registrations, filings and qualifications made pursuant to this Agreement and the fees and disbursements of any counsel for such Former Holder.

6. Transfer of Registration Rights. The registration rights of a Former Holder under this Agreement with respect to any Registrable Stock may be transferred or assigned to (a) any transferee or assignee of such Registrable Stock who, after such transfer or assignment, holds at least 5,000 shares of Registrable Stock previously held by such Former Holder or (b) an Affiliate of such Former Holder; provided, however, that (i) such Former Holder shall give Flextronics written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to Flextronics, to be bound as a Former Holder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the 1933 Act.

7. Indemnification. In the event any Registrable Stock is included in a Registration Statement under this Agreement:

(a) Flextronics shall indemnify and hold harmless each Former Holder, such Former Holder’s directors and officers, each person who participates in the offering of such Registrable Stock, including underwriters (as defined in the 1933 Act), and each person, if any, who controls such Former Holder or participating person within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Former Holder, such Former Holder’s directors and officers, and such participating person or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Flextronics; provided, further, that Flextronics shall not be liable to any Former Holder, such Former Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with the Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of any such Former Holder, such Former Holder’s directors and officers, participating person or controlling person expressly for use in connection with such registration; provided, further, that Flextronics shall not be liable to any Former Holder, such Former Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an offer or sale by such Former Holder in violation of any of such Former Holder’s obligations under Section 3(c). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Former Holder, such Former Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Former Holder and any termination of this Agreement.

(b) Each Former Holder severally and not jointly shall indemnify and hold harmless Flextronics, each of its directors and officers, each person, if any, who controls Flextronics within the meaning of the 1933 Act, and each agent and any underwriter for Flextronics (within the meaning of the 1933 Act) against any losses, claims, damages or liabilities, joint or several, to which Flextronics or any such director, officer, controlling person, agent or underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement (including any prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Former Holder expressly for use in connection with such registration; and each such Former Holder shall reimburse any legal or other expenses reasonably incurred by Flextronics or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Former Holder; provided, further, that the liability of each Former Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Former Holder under such Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Former Holder from the sale of Registrable Stock covered by such Registration Statement.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

(d) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8. General Provisions.

(a) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, transmitted by facsimile, delivered by nationally recognized overnight courier or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows. Notices shall be delivered at the addresses set forth in the Acquisition Agreement. Any party hereto may by notice so given change its address or facsimile number for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or on the third business day after deposit in the mail in the manner set forth above.

(b) Entire Agreement; Independence of Obligations. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflict between this Agreement and the Acquisition Agreement, the terms of this Agreement shall control.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to conflicts of law principles. The parties acknowledge and confirm that they have selected the laws of the State of Colorado as the governing law for this Agreement in part because jury trial waivers are enforceable under Colorado law. The parties further acknowledge and confirm that the selection of the governing law is a material term of this Agreement.

(d) WAIVER OF JURY TRIAL. IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(d) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this

Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(e) Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

(f) Successors and Assigns. Subject to the provisions of Section 6, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

(g) Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

(i) Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

(j) Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Issuer Shares, then, upon the occurrence of any subdivision, combination or share dividend of such class of shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ MANNY MARIMUTHU
Name:	Manny Marimuthu
Title:	Authorized Signatory

FORMER HOLDERS

MORGENTHALER VENTURE PARTNERS V, L.P.

By:	Morgenthaler Management Partners V, LLC, Its General Partner

By:	/s/ JOHN D. LUTSI
Name:	John D. Lutsi
Title:	Manager

MORGENTHALER PARTNERS VII, L.P.

By:	Morgenthaler Management Partners VII, LLC, Its General Partner

By:	/s/ JOHN D. LUTSI
Name:	John D. Lutsi
Title:	Manager

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